Exhibit 99.0

DIVIDEND REINVESTMENT PLAN ENROLLMENT FORM

Please sign the authorization located on the reverse side of this form and complete the information below only if it has changed.

Name 1
c/o Registrar and Transfer Company 10 Commerce Drive • Cranford, New Jersey 07016-3572
Name 2

Street Address

City/State/Zip Code

Home Telephone Number

( )
Business Telephone Number

( )

NOTE: This Is Not A Proxy

Dividend Reinvestment — You may choose to reinvest all of the dividends paid on Common Stock registered in your name and held for you under the Botetourt Bankshares, Inc. Dividend Reinvestment Plan (the “Plan”) by selecting the Full Dividend Reinvestment option below. Enrollment cards need to be received on or before the record date for dividend purchase.

☐	Full Dividend Reinvestment.

I wish to reinvest all of my dividends in additional shares of Botetourt Bankshares, Inc. (You will not receive a dividend check.)

☐	Partial Dividend Reinvestment. (10% minimum required)

I want cash dividends payable on              percent of my shares of common stock of the company currently registered in my name, to be applied towards the purchase of shares of common stock

Optional Cash Purchases — You may also make Optional Cash Purchases (subject to the minimum and maximum investment amounts indicated below) by completing this form and sending it and a personal check drawn on a U.S. bank (in U.S. dollars) payable to Registrar and Transfer Company at the address set forth below. Registrar and Transfer Company must receive your check at least 5 business days, but not more than 30 calendar days, prior to an Dividend Payment Date (as defined under the Plan); otherwise your check will be returned to you. Purchases will be made on a quarterly basis.

☐	Amount of Optional Cash Purchase: $

(must be at least $25 and a minimum of 10% reinvestment of your dividends, but not more than $5,000 per quarter, inclusive of Optional Cash Purchases)

Automatic Quarterly Purchases — You may authorize quarterly purchases from your bank account. Registrar and Transfer Company will automatically debit your bank account quarterly on the 1st day of February, May, August and November and invest these deductions in Botetourt Bankshares, Inc. If the 1st falls on a Saturday or Sunday, your account will be debited on the preceding Friday. To initiate these deductions, please complete this form and send it and a deposit slip or voided check on your account to Registrar and Transfer Company at the address below.

☐	Amount to be deducted: $

(must be at least $25 and a minimum of 10% reinvestment of your dividends, but not more than $5,000 per quarter, inclusive of Optional Cash Purchases)

Please return this enrollment form to:

Registrar and Transfer Company, Attn: Stock Purchases/DRP Dept., P.O. Box 664, Cranford, NJ 07016.

All parties named in the account registration form must sign this enrollment form.

Signature	Date	Signature (if necessary)	Date